                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                                   ----------

                                   FORM 8-A/A

                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


                              MICHAELS STORES, INC.
               (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                    75-1943604
      (State of Incorporation or                       (I.R.S. Employer
            Organization)                             Identification No.)


       8000 BENT BRANCH DRIVE
          P. O. BOX 619566
            IRVING, TEXAS                                   75063
(Address of Principal Executive Offices)                  (Zip Code)


If this form relates to the                      If this form relates to the
registration of a class of                       registration of a class of
securities pursuant to                           securities pursuant to
Section 12(b) of the Exchange                    Section 12(g) of the Exchange
Act and is effective pursuant                    Act and is effective pursuant
to General Instruction A.(c),                    to General Instruction A.(d),
please check the following                       please check the following
box. / /                                         box. /X/



Securities Act registration statement file number to which this form
relates:       0-11822
         ------------------------
           (If applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                      Name of Each Exchange on Which
        to be so Registered                      Each Class is to be Registered
        -------------------                      ------------------------------

               NONE                                           NONE


Securities to be registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, PAR VALUE $.10 PER SHARE
                                (Title of Class)


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         Items 1 and 2 of Form 8-A filed with the Securities and Exchange
Commission by Michaels Stores, Inc. on April 10, 1984 are hereby amended and restated in their entirety to read as follows:

ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

         Michaels is authorized to issue 2,000,000 shares of preferred stock, par value $.10 per share, and 150,000,000 shares of common stock, par value $.10 per share. None of the preferred stock is outstanding. As of February 29, 2000, there were 31,635,279 outstanding shares of common stock held of record by 675 stockholders and outstanding options to purchase 7,381,114 shares of common stock. The outstanding shares of common stock are fully paid and nonassessable.

COMMON STOCK

         Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends that may be declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. However, the terms of agreements governing our outstanding indebtedness restrict us from making dividend payments unless specified financial requirements are met. Upon any liquidation, dissolution or winding up of Michaels, holders of common stock are entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations, warrants or any other of our securities.

PREFERRED STOCK

         The board of directors has the authority, without action by the stockholders, but within the limitations and restrictions in our certificate of incorporation, to issue preferred stock from time to time in one or more series. The board of directors may also fix for each series the number of shares, designation, rights, preferences, priorities and restrictions for each series of preferred stock, including dividend rights, voting rights, redemption rights and any liquidation preferences. The issuance of preferred stock could adversely affect the voting and other rights of the holders of common stock.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, OUR BYLAWS AND DELAWARE LAW

         Some provisions of our certificate of incorporation and bylaws and Delaware law may have an anti-takeover effect and delay, defer or prevent a tender offer or takeover attempt that a stockholder may consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

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         CLASSIFIED BOARD OF DIRECTORS, REMOVAL OF DIRECTORS AND FILLING
         VACANCIES IN DIRECTORSHIPS

         Our certificate of incorporation provides that our board of directors is divided into three classes of directors serving staggered three-year terms. Generally, any director may be removed either for or without cause by a vote of the holders of a majority of our voting securities entitled to vote. In addition, our certificate of incorporation provides that if any person controls 5% or more of our common stock, then any director may be removed either for or without cause, at any special meeting of the stockholders by the affirmative vote of the holders of at least two-thirds of our voting securities entitled to vote. Under our certificate of incorporation, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled by the vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies may deter a third party from seeking to remove incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

         NO CUMULATIVE VOTING

         Our certificate of incorporation expressly denies stockholders the right to cumulate votes in the election of directors. As a result, the holders of a majority of the shares voted can elect all directors standing for election.

         STOCKHOLDER ACTION AND SPECIAL MEETING OF STOCKHOLDERS

         Our bylaws provide that special meetings of the stockholders may only be called by our President, our board of directors, or by our President or Secretary after receipt of a written request of holders of our voting securities entitled to cast one-third of the votes at the meeting. The business permitted to be conducted at any such meeting will be limited to that business specified in the notice of the meeting unless all stockholders entitled to vote are present and consent.

         ADVANCE NOTICE REQUIREMENTS FOR DIRECTOR NOMINATIONS

         Our certificate of incorporation provides that stockholders seeking to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice in writing. To be timely, a stockholder's notice must be delivered or mailed to the Secretary of Michaels not less than 14 days nor more than 50 days prior to any meeting called for the election of directors, except that if less than 21 days' notice of the meeting was given to stockholders, notice by the stockholder in order to be timely must be delivered or mailed to the Secretary of Michaels not later than the close of the seventh day following the day on which notice of the meeting was mailed to stockholders. Our certificate of incorporation also specifies requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from making nominations for directors at an annual meeting of stockholders.

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         AUTHORIZED BUT UNISSUED SHARES

         Authorized but unissued shares of common stock and preferred stock under our certificate of incorporation will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

         SUPERMAJORITY VOTE REQUIREMENTS

         Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. If any person controls 5% or more of our common stock, our certificate of incorporation requires the favorable vote of the holders of at least two-thirds of our common stock entitled to vote on the matter to remove any director or to approve specified transactions, including a merger or a sale of substantially all of our assets, with the person controlling 5% or more of our common stock. Additionally, our certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of our common stock entitled to vote on the matter to approve any transaction designed to decrease the number of holders of our common stock remaining after any person has acquired beneficial ownership of 5% or more of our common stock. However, the supermajority voting provisions relating to approval of the transactions do not apply if our board of directors approved the transaction before the person acquired control or became the beneficial owner of 5% or more of our common stock. Finally, if any person has control or is the beneficial owner of 5% or more of our common stock, the provisions in our certificate of incorporation relating to the approval of the transactions described above may be amended or repealed only by the favorable vote of the holders of at least two-thirds of the common stock entitled to vote on the matter.

         DELAWARE SECTION 203

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or the business combination is approved in a prescribed manner. A "business combination" includes some mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to some exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

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MARKET INFORMATION

         Shares of our common stock are traded on the Nasdaq National Market under the symbol "MIKE."

TRANSFER AGENT

         Our registrar and transfer agent for our common stock is Harris Trust and Savings Bank.

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ITEM 2.  EXHIBITS.

         Exhibit
         Number         Exhibit
         ------         -------
         1              Amended and Restated Bylaws of the Registrant
                        (previously filed as Exhibit 3.1 to Form 10-K for
                        the year ended January 30, 1994, filed by the
                        Registrant on April 28, 1994, SEC File No. 0-11822).

         2              Restated Certificate of Incorporation of the
                        Registrant (filed herewith).

         3 Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant (filed herewith).

         4 Form of Common Stock Certificate (previously filed as Exhibit 4.1 to Form 10-K for the year ended
                        January 30, 1994, filed by the Registrant on April
                        28, 1994, SEC File No. 0-11822).

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                       MICHAELS STORES, INC.




Date:  March 23, 2000                  By: /s/ Bryan M. DeCordova
                                           -------------------------------------
                                           Bryan M. DeCordova
                                           Executive Vice President -
                                           Chief Financial Officer

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                               INDEX TO EXHIBITS

        EXHIBIT
        NUMBER            EXHIBIT
       ---------         ---------
           1              Amended and Restated Bylaws of the Registrant
                          (previously filed as Exhibit 3.1 to Form 10-K for
                          the year ended January 30, 1994, filed by the
                          Registrant on April 28, 1994, SEC File No. 0-11822).

           2              Restated Certificate of Incorporation of the
                          Registrant (filed herewith).

           3 Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant (filed herewith).

           4 Form of Common Stock Certificate (previously filed as Exhibit 4.1 to Form 10-K for the year ended
                          January 30, 1994, filed by the Registrant on April
                          28, 1994, SEC File No. 0-11822).


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